Exhibit 99.1

Radian Appoints Barry C. McCarthy to Board of Directors

WAYNE, Pa., August 10, 2026 — Radian Group Inc. (NYSE: RDN) today announced that Barry C. McCarthy has been appointed to serve on its Board of Directors. Mr. McCarthy is President, Chief Executive Officer and a member of the Board of Directors of Deluxe Corporation, where he has led the company’s transformation from a legacy check-printing business into a leading payments and data company.

“Barry brings a rare combination of public company leadership, transformation experience and deep expertise across financial services, payments, data and technology,” said Radian Non-Executive Board Chairperson Howard B. Culang. “As Radian continues to evolve as a global multi-line specialty insurer, his perspectives on innovation and governance will be highly relevant to our Board and management team and we look forward to working with him.”

“Radian has a strong reputation, a differentiated business model and a clear opportunity to build on its financial strength, risk expertise and data and analytics capabilities,” said Mr. McCarthy. “I am honored to join the Board at this important point in the company’s evolution and look forward to working with my fellow directors and the management team to support Radian’s continued growth and success.”

About Barry C. McCarthy

Barry C. McCarthy, 62, is President, Chief Executive Officer and a member of the Board of Directors of Deluxe Corporation, a NYSE-listed Fortune 1000 company. Since joining Deluxe in 2018, he has led the company’s transformation into a leading payments and data company. Mr. McCarthy brings nearly four decades of executive leadership experience across payments, financial technology, financial services, software, data and analytics, and consumer products, including senior leadership roles at First Data, Wells Fargo and VeriSign. He is an NACD and ACCD Certified Director and holds an MBA from the Kellogg School of Management at Northwestern University.

About Radian

Radian Group Inc. (NYSE: RDN) is a trusted, global multi-line specialty insurer that helps businesses navigate risk with confidence. Built on financial strength and disciplined risk management, Radian brings clarity to complex risk decisions through its proprietary view of risk and a global perspective. Visit radian.com to learn how our collaborative and customer-centric culture transforms risk into a world of opportunity.

For Investors:

Bob Lally - Phone: 215.231.1570

Email: robert.lally@radian.com

For the Media:

Rashi Iyer - Phone 215.231.1167

email: rashi.iyer@radian.com